Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact
February 22, 2007	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES RECORD RESULTS FOR 2006
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) released results today for the fourth quarter and year of 2006.
     RTI reported net income for the year of $75.7 million, or $3.34 per share, on sales of $505.4 million. Both income and sales were the highest ever achieved by the Company. By comparison, results for the year 2005 were net income of $38.9 million, or $1.75 per share, on sales of $346.9 million.
     The fourth quarter of 2006 also set new records for the Company, generating net income of $26.8 million, or $1.18 per share, on sales of $143.8 million. The same period in 2005 resulted in net income of $11.3 million, or $0.50 per share, on sales of $99.9 million.
     Mill product shipments for the fourth quarter were 3.9 million pounds at an average realized price of $22.45 per pound versus 3.1 million pounds in the year earlier period at an average realized price of $16.92 per pound. As a result, the Titanium Group posted operating profit in the fourth quarter of 2006 of $25.2 million on sales of $97.2 million, including intergroup sales of $46.3 million. Fourth quarter 2005 results were an operating profit of $11.2 million on sales of $66.9 million, including intergroup sales of $29.7 million.
     Full year 2006 mill product shipments increased 37% to 15.2 million pounds as compared to 11.1 million in 2005. Average realized prices rose 35% in 2006 to $20.78 per pound versus $15.37 per pound in 2005. Titanium Group operating income increased to $78.5 million for the year on sales of $356.9 million, including intergroup sales of $152.0 million. In 2005, the Group had operating income of $40.8 million on sales of $226.2 million, including intergroup sales of $96.1 million.
     The Company’s Fabrication & Distribution Group posted an exceptionally good fourth quarter, generating a 16.6% operating margin of $15.4 million on sales of $92.9 million. The strong performance was due to greater than expected spot sales of titanium sheet and the completion of several projects at RTI Energy Systems during the quarter. During the same period in 2005, the Group had operating income of $3.4 million on net sales of $62.6 million.
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February 22, 2007

     For the full year 2006 Fabrication & Distribution generated an operating profit of $36.8 million on net sales of $300.5 million. The Group had operating income of $15.3 million in 2005 on net sales of $216.7 million.
     Commenting on the Company’s results, Timothy G. Rupert, President and CEO, said, “RTI had its best year ever in 2006, and the future continues to look promising. Demand for titanium is strong from all consuming markets, particularly commercial aerospace. Aircraft build rates continue to grow and backlogs for new planes at Boeing and Airbus are at record levels, now standing at nearly 5,000. The newer model aircraft being built have increased titanium usage in their design. As a result, world wide demand for titanium is expected to increase significantly in the coming years, perhaps doubling by 2015. The long term supply contracts announced earlier this year in support of Boeing’s 787 and the family of Airbus aircraft, as well as the current capacity expansions, will enable RTI to participate in this growing demand.
     “Looking forward to 2007, we anticipate another excellent year. Our order backlog at the end of the year stood at $606 million, up 35% from the prior year end. We expect to ship over 80% of those orders in 2007. Growth in titanium mill product volumes will be limited by mill capacity until our current expansion is completed late in the year. However, we expect mill product prices to continue to improve. The Fabrication & Distribution Group should also see increases in both volume and prices. On a consolidated basis we expect RTI’s sales to grow 20-25% over 2006. Operating income is expected to increase by approximately 35-40%.”
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, successful completion of the Company’s capital expansion projects, the design and effectiveness of the Company’s internal control over financial reporting, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
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February 22, 2007

     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     NOTE: RTI International Metals, Inc. has scheduled a conference call for Friday, February 23, 2007 at 10:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 800-938-0653 or (International) 973-935-2408 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Friday, March 2, 2007, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 8331257.
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February 22, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$143,788	$99,850	$505,389	$346,906
Cost and expenses:
Cost of sales	90,088	70,065	332,530	240,314
Selling, general and administrative expenses	12,716	14,713	56,110	48,816
Research, technical and product development expenses	363	467	1,496	1,642

Operating income	40,621	14,605	115,253	56,134
Other income	358	(130)	540	369
Interest income	1,232	332	3,172	1,418
Interest expense	(327)	(82)	(674)	(509)

Income from continuing operations before income taxes	41,884	14,725	118,291	57,412
Provision for income taxes	15,100	4,935	42,591	20,068

Income from continuing operations	26,784	9,790	75,700	37,344
Income from discontinued operations, net of tax provision	—	1,504	—	1,591

Net income	$26,784	$11,294	$75,700	$38,935

Basic earnings per share:
Continuing operations	$1.18	$0.43	$3.34	$1.68
Discontinued operations	—	0.07	—	0.07

Net income	$1.18	$0.50	$3.34	$1.75

Diluted earnings per share:
Continuing operations	$1.16	$0.43	$3.29	$1.66
Discontinued operations	—	0.07	—	0.07

Net income	$1.16	$0.50	$3.29	$1.73

Weighted-average shares outstanding:
Basic	22,737	22,506	22,657	22,187

Diluted	23,053	22,806	23,037	22,526

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February 22, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	December 31,
ASSETS	2006	2005

Current assets:
Cash and cash equivalents	$40,026	$53,353
Investments	85,035	2,410
Receivables, less allowance for doubtful accounts of $1,548 and $1,604	92,517	54,212
Inventories, net	241,638	223,394
Deferred income taxes	2,120	3,778
Other current assets	5,818	7,407

Total current assets	467,154	344,554
Property, plant and equipment, net	102,470	80,056
Goodwill	48,622	48,646
Other intangible assets, net	15,581	16,581
Deferred income taxes	9,076	5,451
Intangible pension asset	—	4,076
Other noncurrent assets	1,010	2,387

Total assets	$643,913	$501,751

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$34,055	$25,620
Accrued wages and other employee costs	17,475	10,953
Billings in excess of costs and estimated earnings	21,147	13,352
Income taxes payable	5,253	3,367
Current deferred income taxes	10,255	3
Current portion long-term debt	459	—
Current liability for post-retirement benefits	2,783	—
Current liability for pension benefits	580	—
Other accrued liabilities	9,436	8,589

Total current liabilities	101,443	61,884
Long-term debt	13,270	—
Liability for post-retirement benefits	32,445	21,070
Liability for pension benefits	22,285	25,595
Deferred income taxes	5,422	6,516
Other noncurrent liabilities	6,867	7,034

Total liabilities	181,732	122,099

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,440,127 and 23,131,378 shares issued; 22,967,284 and 22,687,306 shares outstanding	234	231
Additional paid-in capital	289,448	278,690
Deferred compensation	—	(3,078)
Treasury stock, at cost; 472,843 and 444,072 shares	(5,285)	(4,389)
Accumulated other comprehensive loss	(31,226)	(25,112)
Retained earnings	209,010	133,310

Total shareholders’ equity	462,181	379,652

Total liabilities and shareholders’ equity	$643,913	$501,751

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February 22, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Years Ended
	December 31,
	2006	2005
Cash provided (used) by continuing operating activities (including depreciation and amortization of $14,292 and $13,263, respectively)	$83,671	$(12,182)
Cash provided by discontinued operating activities	—	1,473

Cash provided (used) by operating activities	83,671	(10,709)

Cash used by investing activities of continuing operations	(118,346)	(12,158)
Cash from investing activities of discontinued operations	—	8

Cash used in investing activities	(118,346)	(12,150)

Cash provided by financing activities	21,629	13,328

Effect of exchange rate changes on cash and cash equivalents	(281)	183

Decrease in cash and cash equivalents	(13,327)	(9,348)
Cash and cash equivalents at beginning of period	53,353	62,701

Cash and cash equivalents at end of period	$40,026	$53,353

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February 22, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales:
Titanium Group	$50,841	$37,202	$204,881	$130,180
Intersegment sales	46,336	29,733	151,983	96,079

Total Titanium Group net sales	97,177	66,935	356,864	226,259

Fabrication & Distribution Group	92,947	62,648	300,508	216,726
Intersegment sales	1,041	1,175	5,641	4,929

Total Fabrication & Distribution Group net sales	93,988	63,823	306,149	221,655

Eliminations	47,377	30,908	157,624	101,008

Total consolidated net sales	$143,788	$99,850	$505,389	$346,906

Operating income:
Titanium Group before corporate allocations	$27,053	$14,502	$86,767	$49,331
Corporate allocations	(1,832)	(3,344)	(8,306)	(8,497)

Total Titanium Group operating income	25,221	11,158	78,461	40,834

Fabrication & Distribution Group before corporate allocations	19,358	8,001	53,241	29,766
Corporate allocations	(3,958)	(4,554)	(16,449)	(14,466)

Total Fabrication & Distribution Group operating income	15,400	3,447	36,792	15,300

Total consolidated operating income	$40,621	$14,605	$115,253	$56,134

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